Exhibit 10.5

Pacific Gold Corp.

157 Adelaide Street West

Suite 600

Toronto, Ontario M5H 4E7

Canada

October 5, 2007

YA Global Investments, L.P.

(f/k/a Cornell Capital Partners, L.P.)

101 Hudson Street – Suite 3700

Jersey City, New Jersey 07302

Attention: Troy Rillo

Dear Sir:

Pacific Gold Corp. (“Company”) negotiated the sale of securities to Crescent International Ltd (“Crescent”) on October 5, 2007, in payment of $300,000, which include an original issue discounted debenture in face amount of $450,000 (“Crescent Debenture”), convertible into common stock of the Company at the rate of $.18, subject to adjustment, and a warrant to purchase up to 450,000 shares of common stock of the Company (“Crescent Warrant”), at an exercise price is $.18, subject to adjustment (the Crescent Debenture, Crescent Warrant and related documentation referred to as the “Crescent Transaction”).  As part of the Crescent Transaction, the Company will register the common stock, $.001 par value (“Common Stock”) into which the Crescent Debenture and Crescent Warrant may be exchanged.  This will be disclosed in a Current Report on Form 8-K filed by the Company on the conclusion of the Crescent Transaction.

In connection with the Crescent Transaction and to facilitate it, you and the Company hereby agree to the following:

1.

YA Global Investments, LP, formerly Cornell Capital Partners, LP (“YA Global”), hereby consents to the Crescent Transaction, waives the limitation on the Company to issue securities under Section 4(k) of that certain Securities Purchase Agreement dated as of February 26, 2007 (“Securities Purchase Agreement”), waives its right of first refusal under Section 4(m) of the Securities Purchase Agreement, and notwithstanding any restrictions set forth in Section 7.3 of the Security Agreement dated as of February 26, 2007 (the “Security Agreement”) consents to the incurrence of the indebtedness pursuant to the Crescent Transaction, in each case on a one time basis solely with respect to the Crescent Transaction.

2.

The Company and YA Global agree that for purposes of Section 2(a)(iii) of each of those certain Secured Convertible Debentures, dated February 26, 2007, April 10, 2007 and June 25, 2007, in original aggregate principal amount of $2,440,000 (“YA Global Debentures”), a default under the terms of the Crescent Debenture also will be a default under the YA Global Debentures and the Company shall promptly notify YA Global of any default under the Crescent Debenture.

3.

The Company and YA Global agree that for purposes of the YA Global Debentures, the issuance of shares of Common Stock of the Company on conversion of the Crescent Debenture and exercise of the Crescent Warrant upon the terms as originally issued on the date hereof provided the terms are not changed after the date hereof will not cause any adjustment in the conversion rate of the YA Global Debentures.

4.

The Company acknowledges that upon consummation of the Crescent Transaction, pursuant to the adjustment terms of that certain Warrant dated as of February 26, 2007, issued to YA Global (“YA Global Warrant”), the exercise price of the YA Global Warrant will be adjusted to $.18.

5.

The Company and YA Global agree that for purposes of the YA Global Warrant, the definition of “Excluded Securities” the issuance of shares of Common Stock on conversion of the Crescent Debenture and exercise of the Crescent Warrant upon the terms as originally issued on the date hereof provided the terms are not changed after the date hereof will not cause any adjustment in the conversion rate of the YA Global Debentures.

6.

The Company acknowledges that notwithstanding the terms of the Crescent Debenture relating to redemption, prepayment, or repayment, the Company, pursuant to Section 7.2 of that certain Security Agreement dated as of February 26, 2007, as amended, without the prior express permission of YA Global, the Company will not redeem, prepay, or repay the principal and original issuance discount of the Crescent Debenture prior to the repayment in full of the YA Global Debentures.  Notwithstanding the foregoing, Crescent may convert the Crescent Debenture into Common Stock in accordance with its terms as of the date hereof.

7.

The Company and YA Global agree that for the purpose of Section 7.3 of the Security Agreement, the definition of “Permitted Indebtedness” will include hereafter the Crescent Debenture.

8.

The Company represents to YA Global that the Crescent Debenture is not secured by any of the assets of the Company and that the Company has not granted any security interest to Crescent in respect of the Crescent Debenture.  The Company represents to YA Global that the Crescent Debenture is issued with a maturity date of October 5, 2010.

9.

For purposes of this agreement, if the Crescent Debenture conversion rate or the Crescent Warrant exercise price is adjusted then the exercise price of the YA Global Warrant and the warrant issued on February 26, 2007 to YA Global on assignment from Palisades Master Fund shall each be adjusted pursuant to section 8 and section 3(b), respectively, and the fixed conversion price of the YA Global Debenture, if it is not paid in full, will be adjusted pursuant to Section 5(a) of the YA Global Debenture to the extent such adjustment is below the exercise or conversion price of the YA Global Debenture or Warrants.

10.

The Company represents to YA Global that no adjustments will be made to any currently outstanding convertible securities, options or warrants of the Company to a conversion or exercise price that is less than $.18 per share as a result of the Crescent Transaction.

The Company and YA Global further agree that to the extent that there is any conflict between the terms of the Crescent Debenture and Crescent Warrant on the one hand and the terms of the Securities Purchase Agreement, YA Global Debentures, YA Global Warrant or Security Agreement on the other hand, the terms of the agreements with YA Global will govern.

If you are in agreement with the terms of this letter, please execute a copy in the space provided below and return it by fax and mail to the Company.

Sincerely

/S/ Mitchell Geisler

Mitchell Geisler,

Authorized Signatory

Acknowledged and agreed by

YA Global Investments, L.P. this

5th day of October 2007

By:  Yorkville Advisors, LLC

Its:   Investment Manager

By:   /S/ Mark Angelo

Mark Angelo, Portfolio Manager and

Authorized Signatory